Exhibit 10.14
HYATT HOTELS CORPORATION
Performance Share Unit Award

The following sets forth the terms of your Hyatt Hotels Corporation Performance Share Unit (“PSU”) Award to you:
AWARD:

Target Number of PSUs:	_____
Maximum Number of PSUs:	_____
PSU Grant Identifier:	[INSERT DATE] (the “Grant Date”)

PERFORMANCE CONDITIONS:

Performance Period:	[INSERT PERFORMANCE PERIOD]
Vesting of Award and Payment Date:
The PSUs are earned (or not) based on achievement relative to the Performance Goals set forth in this Agreement and subject to the Participant’s continued Service with the Company through the last day of the Performance Period (except as otherwise set forth in this Agreement). Except as otherwise provided upon a Change in Control, to the extent that the PSUs are earned, the earned PSUs shall be delivered to the Participant within thirty (30) days following the Determination Date (but in no event later than [INSERT DATE]).

The Performance Share Unit Award that is described and made pursuant to this Performance Share Unit Award Agreement (this “Award”) is issued under the Third Amended and Restated Hyatt Hotels Corporation Long-Term Incentive Plan (as may be amended from time to time, the “Plan”). By electronically acknowledging and accepting this Award within 30 days after the date of the electronic mail notification to you of the grant of this Award (the “Electronic Notification Date”), you agree to be bound by the terms and conditions herein, the Plan and all conditions established by the Company in connection with awards issued under the Plan. In order to vest in the Award you must accept this Award within 30 days of the Electronic Notification Date. If you fail to accept this Award within 30 days of the Electronic Notification Date, the Award will be cancelled and forfeited.
The following terms and conditions apply to the Performance Share Units granted pursuant to this Award.

Company; Defined Terms:
Except as the context may otherwise require, references to the “Company” shall be deemed to include its subsidiaries and affiliates.
To the extent not defined herein, capitalized terms shall have the meanings ascribed to them in the Plan.

Definitions:
As used herein, the following terms shall have the following meanings:
“Adjusted ROGA Performance” means the straight average of Adjusted ROGA for each year of the Performance Period.
“Adjusted ROGA” means, for each year of the Performance Period, Adjusted EBITDA divided by Average Gross Assets.
 “Adjusted EBITDA” means, for each year in the Performance Period, net income attributable to Hyatt Hotels Corporation plus our pro rata share of unconsolidated hospitality ventures Adjusted EBITDA based on our ownership percentage of each venture, adjusted to exclude the following items:
Interest expense
Provision for income taxes
Depreciation and amortization
Equity earnings (losses) from unconsolidated hospitality ventures
Stock-based compensation expense
Gains (losses) on sales of real estate
Asset impairments
Other income (loss), net
Amortization of management and franchise agreement intangibles constituting payments to customers
Other revenues and expenses from managed and franchised properties, including revenues and expenses related to reservations, marketing, and technology costs.
Adjusted EBITDA is calculated by adding the Adjusted EBITDA of each of Hyatt’s reportable segments to corporate and other Adjusted EBITDA. For the purposes of this Agreement, net income (loss) attributable to Hyatt Hotels Corporation will be calculated in accordance with accounting principles generally accepted in the United States (US GAAP) as in effect on the Date of Grant.
 “Average Gross Assets” means the average of the year-end prior year and year-end current year:
Total assets; plus
Accumulated Depreciation of Property & Equipment.
“Managed & Franchised Adjusted EBITDA” means, with respect to each fiscal year in the Performance Period, the sum of Adjusted EBITDA for the three management and franchising segments (Americas + ASPAC + EAME/SWAsia).
“Peer Group Companies” means, for the Performance Period, Hilton Hotels Corporation, Marriott International, Inc., InterContinental Hotels Group PLC, Host Hotels & Resorts, Inc., Sunstone Hotel Investors, Inc., and Park Hotels & Resorts Inc.
“Performance Goals” means (1) Adjusted ROGA Performance, (2) Managed and Franchised EBITDA Performance, and (3) Relative TSR Rank.
“Relative TSR Rank” means, the rank order (including Hyatt) of the 20-trading day average stock price prior to the beginning of the Performance Period, compared with last 20-trading day average, with dividends re-invested of each Peer Group Company over the Performance Period.

Determination of Number of Earned Performance Share Units:
The number of PSUs earned, if any, for the Performance Period shall be determined as follows:
Earned PSUs =
((Adjusted ROGA Payout Percentage x 60% of Target Number of PSUs)
+
 (3-Year Average Managed & Franchised Adjusted EBITDA Payout Percentage x 40% of Target Number of PSUs))
x
Relative TSR Modifier
The “Adjusted ROGA Payout Percentage” is based on Adjusted ROGA Performance over the Performance Period, determined by the Committee following the end of the Performance Period, in accordance with the following table:

		Below Threshold	Threshold	Target	Maximum
	Adjusted ROGA Performance
	Adjusted ROGA Payout Percentage	0%	37.5%	100%	166.7%

Achievement between threshold and target and between target and maximum will be interpolated linearly.
The “Managed & Franchised Adjusted EBITDA Payout Percentage” is based on achievement, expressed as a percentage, of Managed & Franchised Adjusted EBITDA over each fiscal year of the Performance Period against the Managed & Franchised Adjusted EBITDA target applicable to such fiscal year (expressed in United States dollars and established by the Committee in its sole discretion within 90 days following the beginning of each fiscal year), averaged at the end of the Performance Period, as determined by the Committee in its sole discretion following the end of the Performance Period, in accordance with the following table:

		Below Threshold	Threshold	Target	Maximum
	Managed & Franchised Adjusted EBITDA Performance
	Managed & Franchised Adjusted EBITDA Payout Percentage	0%	37.5%	100%	166.7%

Achievement between threshold and target and between target and maximum will be interpolated linearly.
The “Relative TSR Modifier” means the Company’s Relative TSR Rank compared to the Peer Group Companies, as determined by the Committee in its sole discretion:

	Relative TSR Rank		Relative TSR Modifier
	1st		120%
	2nd		110%
	3rd		100%
	4th		100%

	5th	100%
	6th	90%
	7th	80%

Notwithstanding anything in the foregoing to the contrary, if, during the Performance Period, any Peer Group Company undergoes a material change in corporate capitalization or a corporate transaction, or is otherwise no longer publicly traded on an applicable exchange, as determined by the Committee, then the Committee shall make such adjustments to the Peer Group Companies and/or the Relative TSR Modifier as the Committee deems, in its sole discretion, to be appropriate.
The Committee shall determine the number (if any) of PSUs that has been earned hereunder following the end of the Performance Period (such date of determination, the “Determination Date”). Subject to Participant’s continued Service through the last day of the Performance Period (except as otherwise provided herein), as of the Determination Date, Participant shall earn a number of PSUs based on the Committee’s determination of performance with respect to the Performance Goals. In no event shall Participant earn a number of PSUs in excess of the Maximum PSUs indicated above. All PSUs that are not earned as of the Determination Date shall be forfeited.

The attainment of Performance Goals under this agreement shall be determined by the Committee in accordance with GAAP (Generally Accepted Accounting Principles), as applicable, as in effect on the Grant Date and without regard to any changes in GAAP accounting that may occur subsequent thereto, unless otherwise determined by the Committee.
Adjustments: Notwithstanding anything herein to the contrary, the Committee shall have the sole authority and discretion to adjust the achievement of the Performance Goals (including any individual component of any of the Performance Goals) by the Company to reflect any items that it deems appropriate, including (but not limited to), items relating to any unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions.

Settlement and Payment of PSUs:
Except as otherwise provided upon a Change in Control, or the Participant’s death or Disability, any earned PSUs shall be settled and shares of Common Stock delivered to the Participant within thirty (30) days following the Determination Date (but in no event later than [INSERT DATE]) (the “Payment Date”).
Except as otherwise provided below in the event of a Change in Control, settlement will be accomplished through the issuance of shares of Common Stock to the Participant equal to the number of PSUs earned and to be settled and paid. The issuance of shares of Common Stock will be subject to tax withholding, as provided below.

Termination of Service:
Subject to the exceptions below, the earned PSUs will be payable only if the Participant remains in continuous Service (as defined below) with the Company from the Grant Date through the last day of the Performance Period. “Service” for purposes of this Award shall mean employment as an Employee, or service to the Company as a Director or Consultant. Except as provided below, all unearned PSUs will be forfeited and cancelled for no consideration upon Termination of Service. Notwithstanding the foregoing, PSUs will not be forfeited or cancelled in the following circumstances:
•
In the event of the Participant’s death or Disability (as defined below) prior to the end of the Performance Period, the date of the most recent fiscal quarter end prior to the Participant’s death or Disability shall be the last day of the Performance Period, and the Participant shall be eligible to earn PSUs on a pro rata basis in an amount equal to the number of PSUs that would have been earned hereunder determined as of immediately prior to the Participant’s death or Disability based on actual performance of the Company against the Performance Goals through the most recent fiscal quarter end (projected through the remainder of the performance period based on actual performance), as determined and as may be adjusted by the Committee, multiplied by a fraction the numerator of which is the number of full months elapsed in the Performance Period through the Participant’s death or Disability and the denominator of which is 36; provided, that if such death or Disability occurs within the first calendar year of the Performance Period, the number of earned PSUs shall be determined without regard to the Relative TSR Modifier. Any earned PSUs (and the Dividend Equivalents thereon) shall be settled within thirty (30) days following such death or Disability (which shall be deemed to be the Payment Date). For this purpose “Disability” shall mean either (i) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, (ii) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under the Company’s long-term disability plan, or (iii) the Participant is determined to be totally disabled by the Social Security Administration.
•
Notwithstanding the Amended and Restated Retirement Policy Regarding Equity Vesting adopted by Hyatt Hotels Corporation (the “Retirement Policy”), in the event of Participant’s Retirement (as defined in the Retirement Policy) prior to the end of the Performance Period, the Participant shall be eligible to earn PSUs on a pro rata basis in an amount equal to the number PSUs that would have been earned as of the Determination Date based on actual performance, multiplied by a fraction the numerator of which is the number of full months elapsed in the Performance Period through the Participant’s date of Retirement and the denominator of which is 36. Notwithstanding the foregoing, if the Participant gives one year notice prior to such Retirement, the Participant shall be eligible to earn the full amount of PSUs that would have been earned as of the Determination Date based on actual performance (without proration).As described below, PSUs are subject to cancellation and forfeiture for no consideration in the event the Participant engages in certain “detrimental conduct” (as defined below).

Change in Control:
In the event of a Change in Control during the Performance Period, subject to Participant’s continued Service through the date of such Change in Control (or earlier termination due to Retirement), the date of the most recent fiscal quarter end shall be the last day of the Performance Period, and the number of PSUs earned hereunder will be determined as of immediately prior to the Change in Control based on actual performance of the Company against the Performance Goals through the most recent fiscal quarter end (projected through the remainder of the performance period based on actual performance), as determined and certified by the Committee; provided, that if such Change in Control occurs within the first calendar year of the Performance Period, the number of earned PSUs shall be determined without regard to the Relative TSR Modifier. Settlement of PSUs will be accomplished through the issuance of shares of Common Stock or cash, as the Committee may determine, and any earned PSUs (and the Dividend Equivalents thereon) shall be settled immediately upon the Change in Control (which shall be deemed to be the Payment Date). Any PSUs not earned upon a Change in Control shall be forfeited and cancelled for no consideration.

Rights of Ownership:	The Participant shall not have any rights or privileges of a stockholder with respect to the PSUs subject to this Award unless and until shares of Common Stock are delivered in respect hereof.
Dividend Equivalent Rights:
Each PSU granted hereunder is hereby granted in tandem with a corresponding Dividend Equivalent right that shall, while it remains outstanding, and to the extent that dividends are paid on Common Stock and subject to the terms set forth below, entitle the Participant to a cash payment in the amount of any such dividend(s) paid by the Company in respect of a share of Common Stock. The Dividend Equivalent right shall remain outstanding from the Grant Date through the earlier to occur of (a) the termination or forfeiture for any reason of the PSU to which such Dividend Equivalent right corresponds, or (b) the delivery to the Participant of the share of Common Stock (or other payment) in respect of the PSU to which such Dividend Equivalent right corresponds (in any case, the “PSU Termination Date”). Each Dividend Equivalent right will entitle the Participant to a cash payment in the amount of any dividend(s) paid by the Company in respect of a share of Common Stock to the extent that such dividend(s) are declared and have ex dividend date(s), in each case, that occur on or after the applicable Grant Date and on or prior to the applicable PSU Termination Date, payable upon the Payment Date in respect of the PSU to which such Dividend Equivalent right corresponds; provided, that with respect to any dividends meeting such criteria that are paid after the PSU Termination Date, the applicable Dividend Equivalent payment will be made if and when the Company pays the underlying dividend or, if later, on the Payment Date (but in no event later than March 15th of the year following the year in which the applicable ex dividend date occurs). For the avoidance of doubt, (i) if a PSU is not ultimately earned hereunder, no Dividend Equivalent payments shall be made with respect to such unearned PSU, and (ii) in no event shall a Dividend Equivalent payment be made that would result in the Participant receiving both the Dividend Equivalent payment (in respect of a dividend) and the actual dividend with respect to the same PSU and corresponding share of Common Stock. Dividend Equivalent rights and any amounts that may become distributable in respect thereof shall be treated separately from the PSUs and the rights arising in connection therewith for purposes of the designation of time and form of payments required by Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, “Section 409A”).

Tax Withholding:
Unless paid in cash by the Participant at the time of settlement, the Company will deduct or withhold from shares issuable upon settlement of the PSU a number of shares of Common Stock having a Share Value equal to the amount sufficient to satisfy the statutory federal, state, foreign and local taxes and any employment, disability, social welfare or other legally required withholdings (subject to any applicable limitation(s) in the Plan). Notwithstanding anything to the contrary herein, if the tax obligation arises during period in which the Participant is prohibited from trading under any policy of the Company or by reason of the Securities Exchange Act of 1934, then the tax withholding obligation shall automatically be satisfied by the Company withholding shares of Common Stock.
The Participant is encouraged to consult with a tax advisor regarding the tax consequences of participation in the Plan and acceptance of this Award.

Transferability of PSUs:
PSUs may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated; provided that in the event of the Participant’s death, shares deliverable or amounts payable with respect to the PSUs shall be delivered or paid, as applicable, to the Participant’s designated beneficiary. The Administrator will advise Participants with respect to the procedures for naming and changing designated beneficiaries.

Data Privacy:
By acceptance of this Award, the Participant acknowledges and consents to the collection, use, processing and transfer of personal data as described below and in accordance with the Hyatt Privacy Policy for Employees. The Company, its affiliates and the Participant’s employer hold certain personal information, including the Participant’s name, home address and telephone number, date of birth, social security number or other employee tax identification number, salary, nationality, job title, and any equity compensation grants or Common Stock awarded, cancelled, purchased, vested, unvested or outstanding in the Participant’s favor, for the purpose of managing and administering the Plan (“Data”). The Company and its affiliates will transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the United States, the European Economic Area, or elsewhere. The Participant hereby authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan on behalf of the Participant to a third party with whom the Participant may have elected to have payment made pursuant to the Plan. The Participant may, at any time, review Data, require any necessary amendments to it or withdraw the consent herein in writing by contacting the Company; however, withdrawing the consent may affect the Participant’s ability to participate in the Plan and receive the benefits intended by this Award.

No Impact on Other Rights:
Participation in the Plan is voluntary. The value of the PSUs is an extraordinary item of compensation outside the scope of Participant’s normal employment and compensation rights, if any. As such, the PSUs are not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pensions or retirement benefits or similar payments unless specifically and otherwise provided in the plans or agreements governing such compensation. The Plan is discretionary in nature and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. The grant of PSUs under the Plan is a one-time benefit and does not create any contractual or other right to receive any other grant of PSUs or other awards under the Plan in the future. Future grants, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of the grant, the form of award, number of shares of Common Stock subject to an award, vesting, and exercise provisions, as relevant.

Restrictive Covenants:
As a condition of this RSU Award, to the extent Participant has not done so already, Participant agrees to execute and deliver the (i) Non-Competition Agreement, the (ii) Non-Solicitation & Non-Disparagement Agreement (iii) Confidentiality Agreement, and (iv) Invention Assignment Agreement in form and substance acceptable to the Company, and Participant agrees to be bound by the terms of those agreements.

Effect of Detrimental Conduct:
In the event the Participant engages in “detrimental conduct” (as defined below), the Participant shall forfeit all unvested shares of PSUs and all such awards shall be null and void as of the date such detrimental conduct first occurs and the Participant shall not receive any consideration therefor.
Definition of Detrimental Conduct.  The Participant will be deemed to have engaged in detrimental conduct if in the reasonable, good faith determination of the Administrator, the Participant has engaged in conduct constituting (1) a felony; (2) gross negligence or willful misconduct in the performance of Participant’s duties and responsibilities to the Company; (3) willful violation of a material Company policy, including, without limitation, any policy relating to confidentiality, honesty, integrity and/or workplace behavior, which violation has resulted or may reasonably be expected to result in harm to the Company, its stockholders, directors, officers, employees or customers; (4) improper internal or external disclosure or use of confidential information or material concerning the Company or any of its stockholders, directors, officers, or employees which use or disclosure has resulted or may reasonably be expected to result in harm to the Company; (5) publicly disparaging the Company or any of its stockholders, directors, officers or employees; and/or (6) willful violation of any material agreements with the Company entered into by the Participant in connection with or pursuant to the Plan.
Determination of Detrimental Conduct. Upon a reasonable, good faith determination that detrimental conduct has occurred, the Administrator shall give the Participant written notice, which shall specify the conduct and the date of the conduct. Any dispute concerning the matters set forth in the notice shall be decided under the procedures in the Plan.

409A:
This Award is intended to comply with Section 409A or an available exemption therefrom. However, notwithstanding any other provision of the Plan or this Award, if at any time the Administrator determines that the RSUs and/or Dividend Equivalents (or any portion thereof) may not be compliant with or exempt from Section 409A, the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify or to be responsible for damages to the Participant or any other person for failure to do so) to adopt such amendments to the Plan or this Award, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate to provide for the PSUs and/or Dividend Equivalents to either be exempt from the application of Section 409A or comply with the requirements of Section 409A; provided, however, that nothing herein shall create any obligation on the part of the Company to adopt any such amendment or take any other action.
Notwithstanding anything herein to the contrary, no payment hereunder shall be made to the Participant during the six (6)-month period following the Participant’s “separation from service” (within the meaning of Section 409A) to the extent that the Company determines that paying such amounts at the time set forth herein would be a prohibited distribution under Section 409A(a)(2)(B)(i). If the payment of any such amounts is delayed as a result of the previous sentence, then within thirty (30) days following the end of such six (6)-month period (or, if earlier, the Participant’s death), the Company shall pay the Participant the cumulative amounts that would have otherwise been payable to the Participant during such period, without interest. For the avoidance of doubt, to the extent that any PSUs are “nonqualified deferred compensation” within the meaning of Section 409A, the settlement of PSUs hereunder upon a Change in Control shall only occur to the extent that such Change in Control is also a “change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation” within the meaning of Section 409A(a)(2)(A)(v).

PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE PERFORMANCE SHARE UNITS AWARDED PURSUANT TO THIS AGREEMENT MAY BE EARNED ONLY BY CONTINUING EMPLOYMENT AT THE WILL OF THE COMPANY (NOT THROUGH THE ACT OF BEING HIRED OR BEING GRANTED THIS AWARD) AND BY ACHIEVEMENT OF THE PERFORMANCE GOALS (AS DETERMINED AND CERTIFIED BY THE COMMITTEE) AND BY COMPLIANCE WITH PARTICIPANT’S VARIOUS OBLIGATIONS UNDER THIS AGREEMENT. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS AGREEMENT, NOR IN THE PLAN SHALL CONFER UPON PARTICIPANT ANY RIGHT WITH RESPECT TO CONTINUATION OF EMPLOYMENT BY THE COMPANY, NOR SHALL IT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE PARTICIPANT’S EMPLOYMENT AT ANY TIME, FOR ANY REASON OR NO REASON, WITH OR WITHOUT CAUSE, AND WITH OR WITHOUT ADVANCE NOTICE EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW.